Exhibit 99.1
hhgregg announces hiring of COO
Indianapolis, Indiana-(April 30, 2014)- Indianapolis-based appliance and electronics retailer, hhgregg Inc. (NYSE:HGG) today announced a key addition to its leadership team with the hiring of Troy H. Risch as Chief Operating Officer. With vast experience in the retail industry, Mr. Risch will complement hhgregg’s existing experienced executive team as the company continues to focus on executing its strategic initiatives to transform the business. Mr. Risch joins hhgregg from RadioShack, where he served as Executive Vice President of Store Operations. Prior to this, he held a variety of operational leadership positions with Target Corporation, including Executive Vice President of Stores. Mr. Risch will assume the COO position on May 5, 2014.
Dennis May, President and CEO of hhgregg, stated, “Troy’s wealth of experience and industry knowledge will make him a key addition to hhgregg's executive team. As we continue to transform the company, Troy’s expansive experience in retail store operations and real estate will be instrumental in driving the strategic initiatives for hhgregg’s long-term growth. We look forward to Troy joining the team.”
About Troy Risch
Troy Risch brings nearly 25 years of experience in general management, sales and marketing, real estate and operations within the retail industry.  Most recently, Mr. Risch served as Executive Vice President at RadioShack Corporation, where he served as a member of the Executive Committee team and was responsible for 4,400 stores.
Previously, Mr. Risch also served as the Executive Vice President of Stores at Target Corporation where he served on the Executive Committee team and was responsible for the operations of over 1,750 stores.  Prior to this, he served in several roles managing the store operations of various regions for Target.
About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, tablets, consumer electronics, home furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.